Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc.

Announces Retirement of Director William D. (Bill) Priefert

Addison, Texas – July 25, 2022 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY; the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), announced today that William D. (Bill) Priefert retired from the board of directors of Guaranty Bancshares, Inc. and from the board of Guaranty Bank & Trust effective July 20, 2022. Mr. Priefert has served as a director of the Company for 20 years and as a director of the Bank for 39 years. During this time, he served on numerous Company and Bank committees including the Executive and KSOP Committees. There were no disagreements with management or the Company but Mr. Priefert felt it was the right time to step down.

Ty Abston, Chairman of the Board and Chief Executive Officer of Guaranty commented, “Bill’s involvement on our Board and his support of management has been significant throughout the long tenure that he has served. Our entire Company thanks Bill for his many years of service and commitment to Guaranty, as we have grown and expanded. Bill’s vision and growth philosophy that have lead Priefert Manufacturing through years of success was certainly an asset to our Company."

About Guaranty Bancshares

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of June 30, 2022, Guaranty Bancshares, Inc. had total assets of $3.28 billion, total loans of $2.14 billion and total deposits of $2.78 billion. Visit www.gnty.com for more information.

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Contact Information:

Cappy Payne
Senior Executive Vice President & Company CFO
Guaranty Bancshares, Inc.
(888) 572-9881

investors@gnty.com